Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

AMC Entertainment Holdings, Inc. Announces

Record Second Quarter 2015 Results

Guest Experience Initiatives Help Drive $158 million in Adjusted EBITDA —

Highest Quarterly Adjusted EBITDA on Record

LEAWOOD, KANSAS - (July 29, 2015) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the second quarter ended June 30, 2015.

Highlights for the second quarter 2015 include the following:

•                  Total revenues were a record $821.1 million compared to total revenues of $726.6 million for the three months ended June 30, 2014.

•                  Admissions revenues were a record $533.4 million compared to $478.7 million for the same period a year ago. Average ticket price was a record $9.91 compared to $9.55 for the same period a year ago.

•                  Food and beverage revenues were a record $250.5 million, compared to $211.6 million for the quarter ended June 30, 2014. Food and beverage revenues per patron increased 10.2% to $4.65, representing the highest in the history of the Company.

•                  Adjusted EBITDA(1) was a record $157.8 million and Adjusted EBITDA Margin(1)  was 19.2%, compared to $131.8 million and 18.1%, respectively, for the three months ended June 30, 2014.

•                  Net earnings and diluted earnings per share were $43.9 million and $0.45, respectively, compared to $31.4 million and $0.32, respectively, for the three months ended June 30, 2014.

“The second quarter of 2015 continued AMC’s record setting pace, proving once again that our innovative approach to delivering superior guest experiences is creating significant value for both movie-goers and shareholders alike,” said Gerry Lopez, AMC president and chief executive officer.  “While the slate of second quarter films resonated with movie-goers, it is the guest connections we are making through our strategic initiatives that are driving our industry outperforming admission revenue per screen growth of 10.0%, our record $4.65 food and beverage revenue per patron and our all-time high $158 million in Adjusted EBITDA.  These outstanding results confirm our belief that this strategy is differentiating AMC from the rest of the industry and with years of meaningful runway left for additional deployment, our future continues to look as bright as ever.”

(1)         (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC’s executive vice president and chief financial officer, is available at http://investor.amctheatres.com

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Wednesday, July 29, 2015. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at http://investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

A podcast and archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 350 locations and 5,031 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to our pending acquisition, including obtaining regulatory approvals and satisfying closing conditions; our ability to achieve expected synergies from our pending acquisition; our ability to realize expected benefits from our pending acquisition; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 6/30/15 and 6/30/14

(dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended		Two Quarters Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Admissions	$533,382	$478,667	$952,076	$887,687
Food and beverage	250,516	211,597	451,040	393,361
Other theatre	37,181	36,309	71,087	68,283

Total revenues	821,079	726,573	1,474,203	1,349,331

Operating costs and expenses
Film exhibition costs	295,416	257,220	518,504	469,320
Food and beverage costs	35,807	30,341	64,315	55,464
Operating expense	205,414	189,283	392,672	368,976
Rent	115,022	113,861	232,943	228,805
General and administrative:
Merger, acquisition and transaction costs	261	572	1,839	934
Other	17,737	15,149	22,678	33,369
Depreciation and amortization	57,249	51,750	115,026	106,527

Operating costs and expenses	726,906	658,176	1,347,977	1,263,395

Operating income	94,173	68,397	126,226	85,936
Other expense (income)
Other expense (income)	9,273	(4,157)	9,273	(8,386)
Interest expense:
Corporate borrowings	24,717	27,989	50,796	57,647
Capital and financing lease obligations	2,331	2,486	4,704	5,011
Equity in earnings of non-consolidated entities	(9,362)	(9,597)	(10,686)	(4,213)
Investment expense (income)	(59)	172	(5,202)	(7,685)

Total other expense	26,900	16,893	48,885	42,374

Earnings from continuing operations before income taxes	67,273	51,504	77,341	43,562
Income tax provision	23,350	20,090	27,280	16,990

Earnings from continuing operations	43,923	31,414	50,061	26,572
Gain (loss) from discontinued operations, net of income taxes	—	(21)	—	313

Net earnings	$43,923	$31,393	$50,061	$26,885

Diluted earnings per share:
Earnings from continuing operations	$0.45	$0.32	$0.51	$0.27
Earnings from discontinued operations	—	—	—	0.01
Net earnings per share	$0.45	$0.32	$0.51	$0.28

Average shares outstanding diluted	98,037	97,628	97,987	97,628

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of
	June 30,	December 31,
	2015	2014
Cash and equivalents	$179,340	$218,206
Corporate borrowings	1,758,319	1,791,005
Other long-term liabilities	437,402	419,717
Capital and financing lease obligations	105,878	109,258
Stockholders’ equity	1,521,052	1,512,732
Total assets	4,739,325	4,763,732

Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended		Two Quarters Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net cash provided by operating activities	171,352	107,823	192,915	106,248
Capital expenditures	(74,167)	(59,609)	(143,757)	(115,208)
Screen additions	12	12	12	12
Screen acquisitions	32	11	40	12
Screen dispositions	—	13	—	26
Construction openings (closures), net	28	13	32	(6)
Average screens-continuing operations	4,943	4,878	4,914	4,865
Number of screens operated	5,031	4,955	5,031	4,955
Number of theatres operated	350	340	350	340
Screens per theatre	14.4	14.6	14.4	14.6
Attendance (in thousands)	53,818	50,139	98,576	94,964

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended		Two Quarters Ended
	June 30,		June 30,
	2015	2014	2015	2014
Earnings from continuing operations	$43,923	$31,414	$50,061	$26,572
Plus:
Income tax provision	23,350	20,090	27,280	16,990
Interest expense	27,048	30,475	55,500	62,658
Depreciation and amortization	57,249	51,750	115,026	106,527
Certain operating expenses (2)	3,350	7,982	7,414	14,138
Equity in earnings of non-consolidated entities	(9,362)	(9,597)	(10,686)	(4,213)
Cash distributions from non-consolidated entities	1,285	1,793	15,771	18,618
Investment expense (income)	(59)	172	(5,202)	(7,685)
Other expense (income) (3)	9,273	(4,157)	9,273	(8,386)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	261	572	1,839	934
Stock-based compensation expense (4)	1,439	1,311	7,178	7,668
Adjusted EBITDA (1)	$157,757	$131,805	$273,454	$233,821
Adjusted EBITDA Margin (5)	19.2%	18.1%	18.5%	17.3%

(1) We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us;  and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other expense (income) for the quarter ended June 30, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020.  Other expense (income) for the quarter and six months ended June 30, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019.

(4) Non-cash expense included in General and Administrative: Other

(5) We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

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